Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Ed Lockwood	Meggan Powers
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-8733
ed.lockwood@kla-tencor.com	meggan.powers@kla-tencor.com
KLA-TENCOR DECLARES REGULAR CASH DIVIDEND FOR THE FIRST QUARTER OF FISCAL YEAR 2016
MILPITAS, Calif., Aug. 6, 2015-KLA-Tencor Corporation (NASDAQ: KLAC) today announced that its Board of Directors has declared a quarterly cash dividend of $0.52 per share on its common stock payable on Sept. 1, 2015 to KLA-Tencor stockholders of record as of the close of business on Aug. 17, 2015. This reflects the increase in the level of KLA-Tencor's quarterly dividend that the company announced on July 14, 2015.
About KLA-Tencor:  KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor, LED, and other related nanoelectronics industries. With a portfolio of industry standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for nearly 40 years. Headquartered in Milpitas, Calif., KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F)